As filed with the Securities and Exchange Commission on November 17, 2008

Registration No. 333-153623

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

AMENDMENT NO. 1

ON

FORM S-4/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

ENTERGY GULF STATES LOUISIANA, L.L.C. (Exact name of registrant as specified in its charter)
Louisiana (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	74-0662730 (I.R.S. Employer No.)
446 North Boulevard Baton Rouge, Louisiana 70802 (800) 368-3749 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_____________________

MARK G. OTTS	THEODORE H. BUNTING, JR.	JOHN T. HOOD, ESQ.
Senior Counsel	Senior Vice President and	Partner
Corporate and Securities	Chief Accounting Officer	Morgan, Lewis & Bockius LLP
Entergy Services, Inc.	Entergy Gulf States Louisiana, L.L.C.	101 Park Avenue
639 Loyola Avenue	639 Loyola Avenue	New York, New York 10178
New Orleans, Louisiana 70113	New Orleans, Louisiana 70113	(212) 309-6281
(504) 576-5228	(504) 576-2517

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

_____________________

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer [__]                                                                                         Accelerated filer [__]

Non-accelerated filer [X]                                                                                             Smaller reporting company [__]

(Do not check if a smaller reporting company)

_______________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

$375,000,000 First Mortgage Bonds, 6.000% Series due May 1, 2018

EXCHANGE OFFER
by
ENTERGY GULF STATES LOUISIANA, L.L.C.
446 North Boulevard, Baton Rouge, Louisiana 70802
(800) 368-3749

We are offering to exchange your outstanding unregistered First Mortgage Bonds, 6.000% Series due May 1, 2018 for registered First Mortgage Bonds, 6.000% Series due May 1, 2018.

The terms of the registered first mortgage bonds will be identical to those of your unregistered first mortgage bonds, except for certain transfer restrictions, registration rights and interest provisions. The registered first mortgage bonds will be issued under the same mortgage as your unregistered first mortgage bonds. The exchange of first mortgage bonds will not be a taxable event for federal income tax purposes.

You will be able to resell the registered first mortgage bonds without compliance with the prospectus delivery requirements of the Securities Act of 1933, subject to certain conditions. There is presently no trading market for the registered first mortgage bonds, and there is no assurance that a market will develop since we do not intend to apply for listing of the registered first mortgage bonds on a national securities exchange or on the Nasdaq Stock Market.

To exchange your unregistered first mortgage bonds for registered first mortgage bonds, you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 P.M., New York time, on , 2008. If your unregistered first mortgage bonds are held in book-entry form at The Depository Trust Company, you must instruct The Depository Trust Company through your signed letter of transmittal that you wish to exchange your unregistered first mortgage bonds for registered first mortgage bonds. When the exchange offer closes, your Depository Trust Company account will be changed to reflect your exchange of unregistered first mortgage bonds for registered first mortgage bonds.

This prospectus gives you detailed information about the exchange offer. We recommend that you read this entire prospectus, along with the additional information described under the heading "Where You Can Find More Information." Pay particular attention to the matters referenced under "Risk Factors" on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We are not asking you for a proxy, and you are requested not to send us a proxy.

The date of this prospectus is , 2008.

ABOUT THIS PROSPECTUS

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. Requests for information should be made to Dawn A. Abuso, Assistant Secretary, Entergy Gulf States Louisiana, L.L.C., 639 Loyola Avenue, New Orleans, Louisiana 70113, telephone number (504) 576-6755. To obtain timely delivery, you must request the information no later than , 2008, which is five business days before the expiration date of the exchange offer.

PROSPECTUS SUMMARY

This summary is not complete and only highlights certain information in this prospectus. As a result, this summary may not contain all of the information that is important to you. To understand the exchange offer, you should read this entire prospectus, the exhibits to the registration statement, and for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings, the incorporated documents listed under the caption "Where You Can Find More Information."

The Exchange Offer

When we initially sold the unregistered First Mortgage Bonds, 6.000% Series due May 1, 2018 (the "Outstanding Bonds"), we agreed to register similar first mortgage bonds with the Securities and Exchange Commission (the "SEC") and to conduct this exchange offer. If we do not complete the exchange offer by March 27, 2009 with respect to the Outstanding Bonds, we will be required to pay additional interest on the Outstanding Bonds. You should read the discussion under the heading "- Summary of Terms of the Exchange Bonds" and "Description of the Exchange Bonds" for further information regarding the registered first mortgage bonds. In this prospectus, the registered first mortgage bonds that will be issued in the exchange offer are called the "Exchange Bonds."

You will be able to resell the Exchange Bonds without compliance with the prospectus delivery provisions of the Securities Act of 1933 (the "Securities Act"), subject to certain conditions. You should read the discussion under the headings "- Summary of Terms of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the Exchange Bonds.

Entergy Gulf States Louisiana, L.L.C.

Our Business

We were originally incorporated under the laws of the State of Texas in 1925 and are the successor to Entergy Gulf States, Inc. ("EGSI"). EGSI was formerly named Gulf States Utilities Company. Our principal executive offices are located at 446 North Boulevard, Baton Rouge, Louisiana 70802. Our telephone number is 1-800-368-3749.

We are a public utility company engaged in the generation, distribution and sale of electric energy to approximately 364,000 customers in the State of Louisiana. We also purchase and retail natural gas serving approximately 92,890 customers in the Baton Rouge, Louisiana area. All of our common membership interests are owned indirectly by Entergy Corporation. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc. and Entergy Texas, Inc. ("ETI"). Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station, and Entergy Operations, Inc., a nuclear management services company.

We are subject to regulation by the Louisiana Public Service Commission (the "LPSC") as to electric and gas service, retail rates and charges, certification of generating facilities, power or capacity purchase contracts, depreciation, accounting and other matters involving our service territory, which is exclusively within Louisiana. We are also subject to regulation by the Federal Energy Regulatory Commission (the "FERC").

Jurisdictional Separation and Asset Allocation

Effective December 31, 2007, our predecessor, EGSI, reorganized pursuant to a jurisdictional separation plan into two vertically integrated utility companies - ETI and us. ETI now owns all of EGSI's distribution and transmission assets located in Texas, the gas-fired generating plants located in Texas, undivided 42.5% ownership shares of EGSI's 70% ownership interest in Nelson 6 and 42% ownership interest in Big Cajun 2, Unit 3, which are coal-fired generating plants located in Louisiana, and other assets and contract rights to the extent related to EGSI's utility operations in Texas. We own all of the remaining assets that were formerly owned by EGSI. On a book value basis, approximately 58.1% of the EGSI assets were allocated to us and approximately 41.9% were allocated to ETI.

ETI purchases from us, pursuant to a life-of-the-unit purchased power agreement ("PPA"), a 42.5% share of capacity and energy from the 70% of River Bend Steam Electric Generating Station (nuclear) ("River Bend") subject to retail regulation. ETI assumed a share of River Bend's nuclear and environmental liabilities that is identical to the share of the plant's output purchased by ETI under this PPA. We purchase a 57.5% share of capacity and energy from the gas-fired generating plants owned by ETI, and ETI purchases a 42.5% share of capacity and energy from the gas-fired generating plants owned by us. The PPAs associated with the gas-fired generating plants will terminate when retail open access commences in ETI's jurisdiction or when the unit(s) is no longer dispatched by the Entergy system. The dispatch and operation of the generating plants has not changed as a result of the jurisdictional separation.

Debt and Liability Assumption Provisions of the Jurisdictional Separation Plan

Under the jurisdictional separation plan, we remain primarily liable for all of the long-term debt issued by EGSI that was outstanding as of December 31, 2007. Acknowledgement of our liability for the debt secured by the lien of our mortgage (as defined below) is contained in the Seventy-fifth Supplemental Indenture, dated as of December 31, 2007, to our mortgage. Please see our current report on Form 8-K dated December 31, 2007 (filed January 7, 2008), incorporated by reference in this prospectus, for a copy of the Seventy-fifth Supplemental Indenture.

Pursuant to separate instruments of assumption executed by ETI in favor of the trustees of EGSI's debt, ETI assumed its pro rata share of the long-term debt issued by EGSI that was outstanding as of December 31, 2007, which was approximately 46% of EGSI's long-term debt. ETI is obligated to pay to the applicable trustee for such assumed debt the aggregate principal amount of such assumed debt, the premium, if any, and interest on, the assumed debt, such amounts to be paid when due and without demand on the dates, in the amounts and in the manner provided for by such assumed debt or the instruments pursuant to which such assumed debt was issued, upon the earlier of December 31, 2010, maturity, redemption or otherwise (but not upon the acceleration of maturity of any assumed debt not caused by the default of ETI). In the event of the acceleration of the maturity of any assumed debt not caused by the default of ETI, ETI will be released from any further obligations to each such trustee with respect to such assumed debt but will be required to make scheduled payments on such assumed debt to us as though such acceleration had not occurred, regardless of whether we have paid the accelerated amount of such debt.

ETI's assumption of debt does not discharge our liability for the long-term debt assumed by ETI. We recorded an assumption asset on our balance sheet as of December 31, 2007 to reflect ETI's debt assumption obligations. Pursuant to a debt assumption agreement between ETI and us entered into concurrently with the execution and delivery of the instruments of assumption, ETI agreed to reimburse us in the event that we make any payments on the assumed debt. To secure its reimbursement obligations to us under the debt assumption agreement, ETI granted to us a first lien (subject to permitted encumbrances) on its assets that were previously subject to our mortgage. ETI may obtain releases of portions of its assets from such lien up to three times before the obligations under the debt assumption agreement have been satisfied, if the aggregate principal amount of the assumed debt then outstanding will be less than 60% of the net book value of the property remaining subject to such lien immediately after such release. The debt assumption agreement (and related lien and security agreements) will terminate when ETI has performed its obligations under the debt assumption agreement. Please see our current report on Form 8-K dated December 31, 2007 (filed January 7, 2008), incorporated by reference in this prospectus, for copies of the debt assumption agreement (and related lien and security agreements) and forms of the various instruments of assumption.

Under the instrument of assumption executed and delivered to the trustee of our mortgage, ETI agreed to pay to the trustee the principal, interest and premium, if any, with respect to approximately 46% of the first mortgage bonds of each series outstanding under our mortgage on December 31, 2007. In this instrument of assumption, ETI also expressly acknowledged the trustee's rights to enforce these assumed obligations against ETI, whether or not demand for payment thereof shall have been made of us. Finally, this instrument of assumption provides that no provision thereof can be waived, amended or supplemented except by written instrument executed by each of ETI, the trustee and us. Neither the trustee nor the holders of the first mortgage bonds, including the Exchange Bonds, will have any ability to cause the enforcement by us of the debt assumption agreement (or related lien and security agreements) or by the other trustees of the other instruments of assumption or to prevent any amendments or waivers in respect of such agreements.

ETI has not, pursuant to the instruments of assumption, the debt assumption agreement or otherwise, assumed any liability or obligation with respect to the Exchange Bonds. The lien securing ETI's obligations to us under the debt assumption agreement is not for the benefit of the holders of our first mortgage bonds, including the Exchange Bonds. A breach of the debt assumption agreement (or related lien and security agreements) or the various instruments of assumption by ETI will not, in and of itself, give rise to an event of default under our mortgage.

Summary of Terms of the Exchange Offer

The Exchange Offer

We are offering to exchange your outstanding unregistered First Mortgage Bonds, 6.000% Series due May 1, 2018 for registered First Mortgage Bonds, 6.000% Series due May 1, 2018 (such registered first mortgage bonds are referred to in this prospectus as the "Exchange Bonds").

The Exchange Bonds will be identical to the Outstanding Bonds for which they are exchanged, except for certain transfer restrictions, registration rights and interest provisions. You may exchange Outstanding Bonds only in integral multiples of $1,000.

We have no present plans to conduct another exchange offer or register your Outstanding Bonds at any time once this exchange offer is complete.

Expiration Date; Withdrawal of Tender

The exchange offer will expire at 5:00 P.M., New York time, on , 2008 unless we extend it. After you send your letter of transmittal to the exchange agent, if you decide not to exchange your Outstanding Bonds, you can withdraw your letter of transmittal at any time before the exchange offer expires. Any Outstanding Bonds not accepted for exchange for any reason will be returned to you as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Outstanding Bonds

If you wish to exchange your Outstanding Bonds, you must complete, sign and date the letter of transmittal and deliver it to The Bank of New York Mellon, as exchange agent. The letter of transmittal contains detailed instructions and also requires you to agree to comply with the registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures

You may be required to deliver certain documents with your letter of transmittal. If any of those documents are not available or deliverable before the exchange offer expires, you should follow the guaranteed delivery procedures set forth in "The Exchange Offer - Guaranteed Delivery Procedures."

Registration Rights Agreement

The registration rights agreement by and among us and the initial purchasers of the Outstanding Bonds entitles you to exchange your Outstanding Bonds for Exchange Bonds with substantially identical terms. This exchange offer satisfies this right.

If we are unable to complete the exchange offer because of a change in the position of the SEC or a violation of applicable law, we will file a shelf registration statement covering resales of your Outstanding Bonds. We will then use our best efforts to enable you to use the shelf registration statement to resell your Outstanding Bonds for one year after the original issue date of the Outstanding Bonds or until all the Outstanding Bonds covered by the shelf registration statement have been sold or otherwise cease to be "registrable bonds" within the meaning of the registration rights agreement.

Failure to Tender Outstanding Bonds

If you do not tender your Outstanding Bonds or we do not accept your tender because, among other things, you invalidly tendered your Outstanding Bonds, you will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Your Outstanding Bonds, will, however, remain outstanding and continue to accrue interest.

Resales

We believe that you will be able to offer for resale, resell or otherwise transfer the Exchange Bonds without compliance with the registration and prospectus delivery provisions of the Securities Act provided:

  you acquired the Outstanding Bonds or you will acquire the Exchange Bonds in the ordinary course of your business;
  you have no arrangement or understanding with any person to participate in a distribution of the Exchange Bonds;
  you are not an "affiliate" of ours;
  if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of Exchange Bonds.

In addition, each participating broker-dealer that receives Exchange Bonds for its own account in exchange for the Outstanding Bonds which were acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Bonds. A broker-dealer may use this prospectus for an offer to sell, resell or otherwise transfer Exchange Bonds. See "Plan of Distribution."

Our belief is based on interpretations by the staff of the SEC set forth in several no-action letters issued to third parties. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the staff of the SEC would make a similar determination with respect to this exchange offer. See "The Exchange Offer-Resale of Exchange Bonds."

If our belief is not accurate and you transfer an Exchange Bond without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from those requirements, you may incur liability under the Securities Act. We do not assume and will not assume, or indemnify you against, such liability.

Certain Federal Income Tax Consequences	For a discussion of certain federal income tax considerations relating to the exchange of Outstanding Bonds for Exchange Bonds, see "Material United States Federal Income Tax Consequences."
Regulatory Approvals

Except for the registration of the exchange offer under the Securities Act, no federal or state regulatory requirements must be complied with, and no federal or state approvals must be obtained in connection with the exchange offer. To register the exchange offer under the Securities Act, we filed with the SEC a registration statement on Form S-4. This prospectus constitutes a part of that registration statement.

Dissenters' Rights	You will not have any dissenters' rights of appraisal with respect to the exchange offer.
Conditions to the Exchange Offer

The exchange offer is subject to certain customary conditions, which we may waive. These conditions are more fully described later in this prospectus under "The Exchange Offer - Conditions to the Exchange Offer."

Use of Proceeds	We will receive no proceeds from the exchange of Outstanding Bonds pursuant to the exchange offer.
Exchange Agent

The Bank of New York Mellon is the exchange agent. You may call The Bank of New York Mellon at (212) 815-5920 or write to them at the following address:

The Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit
101 Barclay Street - 7 East
New York, New York 10286
Attn: Carolle Montreuil

Summary of Terms of the Exchange Bonds

Issuer	Entergy Gulf States Louisiana, L.L.C.
Exchange Bonds	We will issue up to $375 million principal amount of Exchange Bonds.
Maturity Date	The Exchange Bonds will mature on May 1, 2018.
Interest Payment Dates	We will pay interest on the Exchange Bonds on May 1 and November 1 of each year. Interest starts to accrue on the Exchange Bonds from the last date on which interest was paid on the Outstanding Bonds.
Optional Redemption of Exchange Bonds

The Exchange Bonds are redeemable at our option, in whole or in part, upon not less than 30 days' notice nor more than 60 days' notice at a redemption price equal to the greater of

(i) 100% of the principal amount, and

(ii) the sum of the present values of the remaining scheduled principal and interest payments (other than interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis at a rate equal to 0.40% plus the rate on a United States Treasury security with a comparable maturity, plus, in each case, accrued and unpaid interest to the redemption date.

Mortgage	The Exchange Bonds will be issued under and secured by our indenture of mortgage (as defined herein), under which The Bank of New York Mellon is the trustee (as defined herein).
Security

The Exchange Bonds will be secured, equally and ratably with all other first mortgage bonds issued and outstanding under our mortgage, by a direct first mortgage lien on all our principal properties, including principal properties acquired by us after the date of the mortgage, except the following properties:

  bills, notes, accounts receivable, cash, contracts, shares of stock, bonds, other evidences of indebtedness, and other securities;
  merchandise held for sale;
  materials and supplies;
  fuel;
  aircraft, automobiles, trucks and other vehicles;
  oil, gas and other minerals underlying mortgaged lands;
  office furniture, equipment and supplies; and
  certain other properties.

The mortgage permits us to acquire bondable property subject to prior liens. The mortgage contains provisions subjecting to the lien thereof all substitutions, replacements, additions, betterments, developments, extensions or enlargements of mortgaged property owned by us on January 1, 2008 except property of the character expressly excepted and subject to certain limitations in cases of mergers and consolidations. To the extent such after-acquired property does not constitute a substitution, replacement, addition, betterment, development, extension or enlargement of mortgaged property owned by us on January 1, 2008, we may elect (but are not required) to subject such after-acquired property to the lien of the mortgage.

The first mortgage lien is subject to:

  the prior lien of the trustee for its compensation, expenses and liability;
  easements, leases, contracts, covenants, liens and other encumbrances and defects that are customarily encountered in comparable utility systems and that are not of a character that would interfere materially with the use and operation of such properties;
  current taxes;
  other liens and encumbrances that are minor and that do not secure the payment of money; and
  permitted encumbrances on our bondable property, franchises and permits.

The mortgage permits us to acquire bondable property subject to prior liens.

Sinking Fund	There is no sinking fund, maintenance and improvement fund, or similar fund with respect to the Exchange Bonds.
Issuance of Additional First Mortgage Bonds

Subject to a limitation of not more than $100 billion of principal amount of first mortgage bonds being outstanding at any one time, we may issue under our mortgage additional first mortgage bonds ranking equally and ratably with the Exchange Bonds. The mortgage permits us to issue first mortgage bonds:

  in an aggregate principal amount not exceeding 60% of available net property additions, against the deposit of cash with the trustee, or
  against the retirement of either or both first mortgage bonds and refundable indebtedness.

As of September 30, 2008, we had approximately $781 million of available debt retirements, entitling us to issue approximately $515 million in principal amount of first mortgage bonds on the basis of available debt retirements without an earnings coverage test, and we had approximately $2,420 million of available net additions, entitling us to issue approximately $1,452 in principal amount of first mortgage bonds on the basis of available net additions.

Defaults

The following are events of default under our mortgage:

  a default in payment of principal when due;
  a default for 30 days in payment of interest after due;
  a default for 60 days in satisfaction of sinking and improvement fund obligations; and
  certain events in bankruptcy, insolvency, receivership or reorganization proceedings.

The right of any holder of Exchange Bonds to receive payment of the principal of, and interest on, Exchange Bonds on or after the payment due date cannot be impaired or affected without the consent of the holder.

Amendment of Mortgage

The consent of each holder of Exchange Bonds is required to do the following:

  extend the maturity of the Exchange Bonds;
  reduce the rate or extend the time of payment of interest on the Exchange Bonds;
  reduce the amount of principal of the Exchange Bonds;
  permit the creation of any lien not otherwise permitted prior to or on a parity with the lien of the mortgage; or
  reduce the percentage of holders of first mortgage bonds required to approve a modification of the mortgage.

Except as noted above, the mortgage and the rights and obligations of the holders of first mortgage bonds may not be modified without the consent of the holders of at least 75% in aggregate principal amount of the outstanding first mortgage bonds and at least 60% in aggregate principal amount of each series of outstanding first mortgage bonds affected by the modification.

Satisfaction and Discharge Risk Factors

The trustee will surrender the trust estate (other than cash for the payment of first mortgage bonds) if, as permitted by the mortgage, we should pay or provide for payment of the entire indebtedness on all first mortgage bonds and pay all other sums due under the mortgage.

You should carefully read and consider, in addition to matters set forth elsewhere in this prospectus, the information in the "Risk Factors" section on page 13.

Selected Financial Data

We have derived the selected historical financial information set forth below as of and for the twelve months ended December 31, 2007, 2006, 2005, 2004 and 2003 from our annual financial statements. Our Operating revenues, Net income, Electric operating revenues and Billed electric energy sales for the years ended December 31, 2003, 2004, 2005, 2006, and 2007 include the operations of ETI. Our Total assets and Long-term obligations as of December 31, 2007 reflect the effects of the separation of the Texas business. Our Total assets and Long-term obligations as of December 31, 2006, 2005, 2004 and 2003 include the financial position of ETI. Our annual financial statements for each of such years have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. Our annual financial statements for the three-year period ended December 31, 2007, the accompanying notes and the report from Deloitte & Touche LLP are included in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference. The following material, which is presented herein solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference herein.

	2007	2006	2005	2004	2003
(In Thousands)
Operating revenues	$3,534,612	$3,679,573	$3,367,171	$2,882,384	$2,639,737
Net income	$192,779	$211,988	$206,497	$192,264	$45,262
Total assets	$6,072,691	$7,786,677	$7,809,497	$6,655,402	$6,854,862
Long-term obligations(1)	$1,756,087	$2,417,480	$2,392,804	$1,946,589	$2,051,083

(1) Includes long-term debt (excluding currently maturing debt), preferred membership interests with sinking fund, and non-current capital lease obligations.

	2007	2006	2005	2004	2003
(Dollars In Millions)
Electric operating revenues:
Residential	$1,042	$1,122	$960	$881	$829
Commercial	817	883	734	672	614
Industrial	1,035	1,150	1,014	976	853
Governmental	45	49	41	37	39
Total retail	2,939	3,204	2,749	2,566	2,335
Sales for resale:
Associated companies	233	145	186	52	42
Non-associated companies	196	199	188	160	150
Other	80	47	167	43	53
Total	$3,448	$3,595	$3,290	$2,821	$2,580
Billed electric energy sales (GWh):
Residential	10,215	10,110	10,024	9,803	9,739
Commercial	8,980	8,838	8,486	8,444	8,174
Industrial	15,012	15,065	14,967	16,596	15,417
Governmental	448	454	441	432	475
Total retail	34,655	34,467	33,918	35,275	33,805
Sales for resale:
Associated companies	2,488	3,259	3,213	1,528	1,185
Non-associated companies	2,900	2,896	2,804	3,172	3,358
Total	40,043	40,622	39,935	39,975	38,348

RISK FACTORS

You should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factor described below, as well as the information under the heading "Risk Factors" and the factors listed under the heading "Forward-Looking Information," in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2007 (the "2007 10-K") and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (the "2008 Third Quarter 10-Q"), each of which is incorporated by reference herein.

If you do not exchange your Outstanding Bonds in the exchange offer, you may be required to hold them indefinitely; in addition, it is likely that there will be an illiquid trading market for the Outstanding Bonds that are not exchanged in the exchange offer.

If you do not exchange your Outstanding Bonds for Exchange Bonds in the exchange offer, the transfer restrictions printed on your Outstanding Bonds will continue to apply. These restrictions arise because your Outstanding Bonds were not registered under the Securities Act and applicable state securities laws. In general, your Outstanding Bonds may not be offered or sold until they are registered under the Securities Act and applicable state laws, unless the sale qualifies for an exemption. If you do not participate in the exchange offer, you may be required to hold the Outstanding Bonds indefinitely, unless a registration statement with respect to the Outstanding Bonds is filed and becomes effective. After the exchange offer is completed, we will have no obligation, and do not intend, to register your Outstanding Bonds under the Securities Act. In addition, if you tender your Outstanding Bonds in the exchange offer for purposes of participating in a distribution of the Exchange Bonds, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act if you resell your Exchange Bonds. We expect that the outstanding aggregate principal amount of the Outstanding Bonds will decrease because of the exchange offer. As a result, it is unlikely that a liquid trading market will exist for the Outstanding Bonds at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the Outstanding Bonds. See "The Exchange Offer."

ENTERGY GULF STATES LOUISIANA, L.L.C.

Our Business

We were originally incorporated under the laws of the State of Texas in 1925 and are the successor to EGSI. EGSI was formerly named Gulf States Utilities Company. Our principal executive offices are located at 446 North Boulevard, Baton Rouge, Louisiana 70802. Our telephone number is 1-800-368-3749.

We are a public utility company engaged in the generation, distribution and sale of electric energy to approximately 364,000 customers in the State of Louisiana. We also purchase and retail natural gas serving approximately 92,890 customers in the Baton Rouge, Louisiana area. All of our common membership interests are owned indirectly by Entergy Corporation. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc. and ETI. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station, and Entergy Operations, Inc., a nuclear management services company.

We are subject to regulation by the LPSC as to electric and gas service, retail rates and charges, certification of generating facilities, power or capacity purchase contracts, depreciation, accounting and other matters involving our service territory, which is exclusively within Louisiana. We are also subject to regulation by the FERC.

Jurisdictional Separation and Asset Allocation

Effective December 31, 2007, our predecessor, EGSI, reorganized pursuant to a jurisdictional separation plan into two vertically integrated utility companies - ETI and us. ETI now owns all of EGSI's distribution and transmission assets located in Texas, the gas-fired generating plants located in Texas, undivided 42.5% ownership shares of EGSI's 70% ownership interest in Nelson 6 and 42% ownership interest in Big Cajun 2, Unit 3, which are coal-fired generating plants located in Louisiana, and other assets and contract rights to the extent related to EGSI's utility operations in Texas. We own all of the remaining assets that were formerly owned by EGSI. On a book value basis, approximately 58.1% of the EGSI assets were allocated to us and approximately 41.9% were allocated to ETI.

ETI purchases from us, pursuant to a life-of-the-unit PPA, a 42.5% share of capacity and energy from the 70% of River Bend subject to retail regulation. ETI assumed a share of River Bend's nuclear and environmental liabilities that is identical to the share of the plant's output purchased by ETI under this PPA. We purchase a 57.5% share of capacity and energy from the gas-fired generating plants owned by ETI, and ETI purchases a 42.5% share of capacity and energy from the gas-fired generating plants owned by us. The PPAs associated with the gas-fired generating plants will terminate when retail open access commences in ETI's jurisdiction or when the unit(s) is no longer dispatched by the Entergy system. The dispatch and operation of the generating plants has not changed as a result of the jurisdictional separation.

Debt and Liability Assumption Provisions of the Jurisdictional Separation Plan

Under the jurisdictional separation plan, we remain primarily liable for all of the long-term debt issued by EGSI that was outstanding as of December 31, 2007. Acknowledgement of our liability for the debt secured by the lien of our mortgage is contained in the Seventy-fifth Supplemental Indenture, dated as of December 31, 2007, to our mortgage. Please see our current report on Form 8-K dated December 31, 2007 (filed January 7, 2008), incorporated by reference in this prospectus, for a copy of the Seventy-fifth Supplemental Indenture.

Pursuant to separate instruments of assumption executed by ETI in favor of the trustees of EGSI's debt, ETI assumed its pro rata share of the long-term debt issued by EGSI that was outstanding as of December 31, 2007, which was approximately 46% of EGSI's long-term debt. ETI is obligated to pay to the applicable trustee for such assumed debt the aggregate principal amount of such assumed debt, the premium, if any, and interest on, the assumed debt, such amounts to be paid when due and without demand on the dates, in the amounts and in the manner provided for by such assumed debt or the instruments pursuant to which such assumed debt was issued, upon the earlier of December 31, 2010, maturity, redemption or otherwise (but not upon the acceleration of maturity of any assumed debt not caused by the default of ETI). In the event of the acceleration of the maturity of any assumed debt not caused by the default of ETI, ETI will be released from any further obligations to each such trustee with respect to such assumed debt but will be required to make scheduled payments on such assumed debt to us as though such acceleration had not occurred, regardless of whether we have paid the accelerated amount of such debt.

ETI's assumption of debt does not discharge our liability for the long-term debt assumed by ETI. We recorded an assumption asset on our balance sheet as of December 31, 2007 to reflect ETI's debt assumption obligations. Pursuant to a debt assumption agreement between ETI and us entered into concurrently with the execution and delivery of the instruments of assumption, ETI agreed to reimburse us in the event that we make any payments on the assumed debt. To secure its reimbursement obligations to us under the debt assumption agreement, ETI granted to us a first lien (subject to permitted encumbrances) on its assets that were previously subject to our mortgage. ETI may obtain releases of portions of its assets from such lien up to three times before the obligations under the debt assumption agreement have been satisfied, if the aggregate principal amount of the assumed debt then outstanding will be less than 60% of the net book value of the property remaining subject to such lien immediately after such release. The debt assumption agreement (and related lien and security agreements) will terminate when ETI has performed its obligations under the debt assumption agreement. Please see our current report on Form 8-K dated December 31, 2007 (filed January 7, 2008), incorporated by reference in this prospectus, for copies of the debt assumption agreement (and related lien and security agreements) and forms of the various instruments of assumption.

Under the instrument of assumption executed and delivered to the trustee of our mortgage, ETI agreed to pay to the trustee the principal, interest and premium, if any, with respect to approximately 46% of the first mortgage bonds of each series outstanding under our mortgage on December 31, 2007. In this instrument of assumption, ETI also expressly acknowledged the trustee's rights to enforce these assumed obligations against ETI, whether or not demand for payment thereof shall have been made of us. Finally, this instrument of assumption provides that no provision thereof can be waived, amended or supplemented except by written instrument executed by each of ETI, the trustee and us. Neither the trustee nor the holders of the first mortgage bonds, including the Exchange Bonds, will have any ability to cause the enforcement by us of the debt assumption agreement (or related lien and security agreements) or by the other trustees of the other instruments of assumption or to prevent any amendments or waivers in respect of such agreements.

ETI has not, pursuant to the instruments of assumption, the debt assumption agreement or otherwise, assumed any liability or obligation with respect to the Exchange Bonds. The lien securing ETI's obligations to us under the debt assumption agreement is not for the benefit of the holders of our first mortgage bonds, including the Exchange Bonds. A breach of the debt assumption agreement (or related lien and security agreements) or the various instruments of assumption by ETI will not, in and of itself, give rise to an event of default under our mortgage.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading "Where You Can Find More Information" for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC's website located at http://www.sec.gov. You may read and copy any document at the SEC public reference room located at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549-1004

Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later will automatically update and supersede this information. We incorporate by reference the documents listed below along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of the registration statement and any such filings made prior to the time that the exchange offer is consummated:

1. our 2007 10-K;

2. our quarterly report on Form 10-Q for the quarter ended March 31, 2008;

3. our quarterly report on Form 10-Q for the quarter ended June 30, 2008;

4. our 2008 Third Quarter 10-Q; and

5. our current reports on Form 8-K dated December 31, 2007 (filed January 7, 2008), dated September 15, 2008 (filed September 19, 2008) and dated September 30, 2008 (filed September 30, 2008).

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http://www.entergy.com, or by writing or telephoning us at the following address:

Ms. Dawn A. Abuso
Assistant Secretary
Entergy Gulf States Louisiana, L.L.C.
639 Loyola Avenue
New Orleans, Louisiana 70113
(504) 576-6755

You may also direct your requests via email to dabuso@entergy.com. We do not intend our internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus, or that the documents incorporated by reference in this prospectus are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Twelve Months Ended					Twelve Months Ended
December 31,					September 30,
2003	2004	2005	2006	2007	2008
1.51	3.04	3.34	3.01	2.84	2.58

"Earnings" represent the aggregate of (a) income before the cumulative effect of a change in accounting, (b) taxes based on income, (c) investment tax credit adjustments net and (d) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.

Our ratios of earnings to fixed charges for the years ended December 31, 2003, 2004, 2005, 2006 and 2007, include the operations of ETI. Our ratio of earnings to fixed charges for the twelve months ended September 30, 2008 reflects, in part, the effects of the separation of the Texas business on December 31, 2007.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Exchange Bonds in exchange for the Outstanding Bonds tendered pursuant to the exchange offer. In consideration for the issuance of the Exchange Bonds as contemplated by this prospectus, we will receive in exchange an identical principal amount of Outstanding Bonds. The Exchange Bonds will have terms substantially identical to the Outstanding Bonds for which they are exchanged. We will cancel and retire all the Outstanding Bonds surrendered in exchange for the Exchange Bonds, and such Outstanding Bonds may not be reissued.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The outstanding unregistered First Mortgage Bonds, 6.000% Series due May 1, 2018 (which are referred to in this prospectus as the "Outstanding Bonds") were sold by us to the initial purchasers of those first mortgage bonds on May 16, 2008 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Outstanding Bonds subsequently resold the Outstanding Bonds to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the transactions were exempt from registration under the Securities Act, a holder may reoffer, resell or otherwise transfer Outstanding Bonds only if the Outstanding Bonds are registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the sale of the Outstanding Bonds, we and the initial purchasers of the Outstanding Bonds entered into a registration rights agreement, pursuant to which we agreed (i) to file a registration statement with respect to an offer to exchange the Outstanding Bonds for Exchange Bonds with terms substantially identical to the Outstanding Bonds (except that the Exchange Bonds would not contain terms with respect to transfer restrictions, registration rights and penalty interest) within 210 days after the respective date of original issuance of the Outstanding Bonds and (ii) to use our best efforts to cause such registration statement to become effective under the Securities Act within 270 days after such respective issue date. If applicable law or interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if certain holders of the Outstanding Bonds notify us that they are not permitted to participate in, or would not receive freely tradable Exchange Bonds pursuant to, the exchange offer, we will use our best efforts to cause to become effective a shelf registration statement with respect to the resale of the Outstanding Bonds (the "Shelf Registration Statement") and to keep the Shelf Registration Statement effective until one year after the respective original issue date of the Outstanding Bonds or until all the Outstanding Bonds have been sold or otherwise cease to be "registrable bonds" within the meaning of the registration rights agreement. The interest rate on the Outstanding Bonds is subject to increase under certain circumstances if we are not in compliance with our obligations under the registration rights agreement. Unless the context requires otherwise, the term "holder" with respect to the exchange offer means the registered holder of Outstanding Bonds or any other person who has obtained a properly completed bond power from a registered holder.

We are making this exchange offer to satisfy our obligations under the registration rights agreement. Holders of Outstanding Bonds who do not tender their Outstanding Bonds or whose Outstanding Bonds are tendered but not accepted will have to rely on an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws in order to resell or otherwise transfer their Outstanding Bonds.

The Exchange Bonds will be issued in a like principal amount and will be identical in all material respects to the Outstanding Bonds, except that the Exchange Bonds will be registered under the Securities Act, will be issued without a restrictive legend, will bear a different CUSIP number and will not be entitled to the rights of holders of Outstanding Bonds under the registration rights agreement, including additional interest. Consequently, subject to certain exceptions, the Exchange Bonds, unlike the Outstanding Bonds, may be resold by a holder without any restrictions on their transfer under the Securities Act.

Resale of Exchange Bonds

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Bonds issued pursuant to this exchange offer in exchange for the Outstanding Bonds may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Bonds to be issued pursuant to this exchange offer in exchange for Outstanding Bonds may be offered for resale, resold and otherwise transferred by any holder of Exchange Bonds (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of the Outstanding Bonds who is an affiliate of ours or who intends to participate in this exchange offer for the purpose of distributing the Exchange Bonds, or any broker-dealer who purchased the Outstanding Bonds from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (1) will not be able to rely on the interpretations of the staff of the SEC set forth in the above-mentioned no-action letters, (2) will not be entitled to tender its Outstanding Bonds in this exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Outstanding Bonds unless such sale or transfer is made pursuant to an exemption from such requirements. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you participate in this exchange offer, you must represent to us, among other things, that:

(1) any Outstanding Bonds being exchanged and the Exchange Bonds that you receive have been or will be acquired in the ordinary course of your business;

(2) you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Bonds;

(3) you are not an "affiliate" (as defined in Rule 405 of the Securities Act or any successor rule thereunder) of ours;

(4) if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Bonds;

(5) if you are a participating broker-dealer that will receive Exchange Bonds for your own account in exchange for Outstanding Bonds that were acquired as a result of market-making activities or other trading activities, you acknowledge that in connection with any resale of such Exchange Bonds, you will deliver a prospectus meeting the requirements of the Securities Act and containing a plan of distribution with respect to any such resale transaction.

Any holder that is not able to make these representations or certain similar representations will not be entitled to participate in this exchange offer and, therefore, will not be permitted to exchange its Outstanding Bonds for Exchange Bonds. See "Plan of Distribution."

This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Outstanding Bonds in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Outstanding Bonds properly tendered and not withdrawn prior to 5:00 P.M. New York time on the Expiration Date (defined below) of the exchange offer. The date of acceptance for exchange of the Outstanding Bonds and completion of this exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of Exchange Bonds in exchange for each $1,000 principal amount of Outstanding Bonds surrendered pursuant to the exchange offer. Outstanding Bonds may be tendered only in integral multiples of $1,000.

The form and terms of the Exchange Bonds will be the same as the form and terms of the Outstanding Bonds, except that the Exchange Bonds:

(1) will be registered under the Securities Act;

(2) will not bear legends restricting their transfer;

(3) will bear different CUSIP numbers; and

(4) will not be entitled to the rights of holders of Outstanding Bonds under the registration rights agreement, including additional interest.

The Exchange Bonds will evidence the same debt as the Outstanding Bonds. The Exchange Bonds will be issued under and entitled to the benefits of the mortgage that also authorized the issuance of the Outstanding Bonds, such that the Outstanding Bonds and the Exchange Bonds will be treated as a single series of first mortgage bonds under the mortgage.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Outstanding Bonds being tendered for exchange. This prospectus and the letter of transmittal are being set to all registered holders of Outstanding Bonds. Holders of Outstanding Bonds do not have any appraisal or dissenters' rights in connection with the exchange offer.

As of the date of this prospectus, $375 million aggregate principal amount of the Outstanding Bonds are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of Outstanding Bonds. There will be no fixed record date for determining registered holders of Outstanding Bonds entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act, and the rules and regulations of the SEC thereunder. Outstanding Bonds that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement.

We shall be deemed to have accepted for exchange properly tendered Outstanding Bonds when, as and if we shall have given oral or written notice thereof to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for purposes of receiving the Exchange Bonds from us. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of Outstanding Bonds. We expressly reserve the right to amend or terminate the exchange offer and not to accept for exchange any Outstanding Bonds not theretofore accepted for exchange upon the occurrence of any of the conditions specified below under "-Conditions to the Exchange Offer."

Holders who tender Outstanding Bonds in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Bonds pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-Fees and Expenses."

Expiration Date; Extensions; Amendments

The term "Expiration Date" shall mean 5:00 P.M. New York time on , 2008, unless we, in our sole discretion, extend the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, we will notify the exchange agent of any extension by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 A.M. New York time on the next business day after the Expiration Date. During any extension, all Outstanding Bonds previously tendered will remain subject to this exchange offer unless validly withdrawn.

We reserve the right, in our sole discretion, (i) to delay accepting for exchange any Outstanding Bonds, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-Conditions to the Exchange Offer" shall have occurred, shall exist or shall not have been satisfied, either by issuing a press release or by giving oral or written notice of such delay, extension or termination to the exchange agent or (ii) to amend the terms of the exchange offer in any manner that, in our good faith judgment, is advantageous to you, whether before or after any tender of the Outstanding Bonds. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Outstanding Bonds. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such extended period.

Exchange Bonds will only be issued after the exchange agent timely receives (1) a properly completed and duly executed letter of transmittal (or facsimile thereof or an agent's message (as hereinafter defined) in lieu thereof) and (2) all other required documents. However, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer.

Outstanding Bonds that are not accepted for exchange, and those Outstanding Bonds submitted for a greater principal amount than the tendering holder desires to exchange, will be returned, without expense, to the tendering holder thereof (or, in the case of Outstanding Bonds tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Outstanding Bonds will be credited to an account maintained with DTC) as promptly as practicable after the Expiration Date.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Bonds for, any Outstanding Bonds, and may terminate the exchange offer as provided herein before the acceptance of any Outstanding Bonds for exchange, if we determine, in our reasonable discretion, that:

(a) an action or proceeding that would reasonably be expected to impair materially our ability to proceed with the exchange offer is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer;

(b) a law, statute, rule or regulation that would reasonably be expected to impair materially our ability to proceed with the exchange offer is proposed, adopted or enacted or an existing law, statute, rule or regulation is interpreted in a manner that might materially impair our ability to proceed with the exchange offer; or

(c) a governmental approval that we deem necessary for the consummation of the exchange offer as contemplated hereby has not been obtained.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Outstanding Bonds not theretofore accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, we will not be required to accept for exchange, or to issue Exchange Bonds in exchange for, any Outstanding Bonds, if such Outstanding Bonds are not tendered in accordance with the terms of this exchange offer or the holder of such Outstanding Bonds has not made to us the representations described under "- Resale of Exchange Bonds" above and "Plan of Distribution" below. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Bonds as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 A.M. New York time on the next business day after the previously scheduled Expiration Date.

The foregoing conditions are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part; provided that all conditions to the exchange offer, other than involving governmental approvals, must be satisfied or waived before the expiration of the exchange offer.

In addition, we will not accept for exchange any Outstanding Bonds tendered, and no Exchange Bonds will be issued in exchange for any such Outstanding Bonds, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the mortgage under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Valid Tender

Except as set forth below, in order for Outstanding Bonds to be validly tendered pursuant to this exchange offer, either (1) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof) or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through DTC's Automated Tender Offer Program ("ATOP") for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address or the facsimile number set forth under "-Exchange Agent" below prior to the Expiration Date and (b) tendered Outstanding Bonds must be received by the exchange agent, or such Outstanding Bonds must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the Expiration Date, or (2) the guaranteed delivery procedures set forth below must be complied with. To receive confirmation of valid tender of Outstanding Bonds, a holder should contact the exchange agent at the telephone number listed under "-Exchange Agent" below.

If less than all of the Outstanding Bonds are tendered, a tendering holder should fill in the amount of Outstanding Bonds being tendered in the appropriate box on the letter of transmittal. The entire amount of Outstanding Bonds delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

Each holder of Outstanding Bonds who wishes to exchange Outstanding Bonds for Exchange Bonds in the exchange offer will be required to make certain representations, including representations that (i) any Outstanding Bonds being exchanged and the Exchange Bonds to be received have been or will be acquired in the ordinary course of its business; (ii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Bonds; (iii) it is not an "affiliate" (as defined in Rule 405 of the Securities Act or any successor rule thereunder) of ours, or, if it is an affiliate of ours, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; (iv) if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Bonds; and (v) if it is a participating broker-dealer that will receive Exchange Bonds for its own account in exchange for Outstanding Bonds that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Bonds.

If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Bonds listed therein, such Outstanding Bonds must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Outstanding Bonds with the signature thereon guaranteed by an Eligible Institution.

If any letter of transmittal, endorsement, note power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person's authority to so act also must be submitted.

Any beneficial owner of Outstanding Bonds that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such entity promptly if such beneficial holder wishes to participate in this exchange offer.

The method of delivering Outstanding Bonds, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No Outstanding Bond, letter of transmittal or other required document should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect these transactions for them.

Book-Entry Transfer

The exchange agent has established an account with respect to the Outstanding Bonds at DTC for purposes of this exchange offer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC's ATOP procedures to tender Outstanding Bonds. Any participant in DTC may make book-entry delivery of Outstanding Bonds by causing DTC to transfer the Outstanding Bonds into the exchange agent's account in accordance with DTC's ATOP procedures for transfer.

However, the exchange for the Outstanding Bonds so tendered will be made only after a book-entry confirmation of such book-entry transfer of Outstanding Bonds into the exchange agent's account and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Outstanding Bonds that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees

Certificates for Outstanding Bonds need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (1) a certificate for Outstanding Bonds is registered in a name other than that of the person surrendering the certificate or (2) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (1) or (2) above, such certificates for Outstanding Bonds must be duly endorsed or accompanied by a properly executed note power, with the endorsement or signature on the note power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein) (i) a bank, (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency or (v) a savings association that is a participant in a Securities Transfer Association (each an "Eligible Institution"), unless an Outstanding Bond is surrendered for the account of an Eligible Institution. See Instruction 2 to the letter of transmittal.

Guaranteed Delivery

If a holder desires to tender Outstanding Bonds pursuant to this exchange offer and the certificates for such Outstanding Bonds are not immediately available or time will not permit all required documents to reach the exchange agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Outstanding Bonds may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

(1) such tenders are made by or through an Eligible Institution;

(2) prior to the Expiration Date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, or an electronic message through ATOP with respect to guaranteed delivery for book-entry transfers, setting forth the name and address of the holder of Outstanding Bonds and the amount of Outstanding Bonds tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Outstanding Bonds, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

(3) the certificates (or book-entry confirmation) representing all tendered Outstanding Bonds, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Outstanding Bonds. Our determination will be final and binding. We reserve the absolute right to reject any Outstanding Bonds not properly tendered or any Outstanding Bonds the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Bonds. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Outstanding Bonds must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Bonds, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Outstanding Bonds will not be deemed made until those defects or irregularities have been cured or waived. Any Outstanding Bonds received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Outstanding Bonds may be withdrawn at any time prior to the Expiration Date.

The tender by a holder that is not properly withdrawn will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the Expiration Date.

Any notice of withdrawal must:

(1) specify the name of the person who tendered the Outstanding Bonds to be withdrawn;

(2) identify the Outstanding Bonds to be withdrawn, including the certificate number or numbers (if in certificated form) and principal amount of such Outstanding Bonds;

(3) include a statement that the holder is withdrawing its election to have the Outstanding Bonds exchanged;

(4) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Outstanding Bonds were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the mortgage register the transfer of the Outstanding Bonds into the name of the person withdrawing the tender; and

(5) specify the name in which any of the Outstanding Bonds are to be registered, if different from that of the person who tendered the Outstanding Bonds.

The exchange agent will return the properly withdrawn Outstanding Bonds promptly following receipt of a notice of withdrawal. If Outstanding Bonds have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Bonds or otherwise comply with DTC's procedures.

Any Outstanding Bonds withdrawn will not have been validly tendered for exchange for purposes of this exchange offer. Any Outstanding Bonds that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. In the case of Outstanding Bonds tendered by book-entry transfer into the exchange agent's account at DTC pursuant to its book-entry transfer procedures, the Outstanding Bonds will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Outstanding Bonds may be retendered by following one of the procedures described under "-Procedures For Tendering Outstanding Bonds" above at any time on or before the Expiration Date.

Acceptance of Outstanding Bonds for Exchange; Delivery of Exchange Bonds

Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the exchange date, all Outstanding Bonds validly tendered and will issue the Exchange Bonds promptly after the acceptance. Please refer to the section in this prospectus entitled "- Conditions to the Exchange Offer" below. For purposes of this exchange offer, we will be deemed to have accepted validly tendered Outstanding Bonds for exchange when we give notice of acceptance to the exchange agent.

For each Outstanding Bond accepted for exchange, the holder of the Outstanding Bond will receive an Exchange Bond having a principal amount at maturity equal to that of the surrendered Outstanding Bond.

In all cases, delivery of Exchange Bonds in exchange for Outstanding Bonds tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of:

(1) Outstanding Bonds or a book-entry confirmation of a book-entry transfer of Outstanding Bonds into the exchange agent's account at DTC;

(2) a properly completed and duly executed letter of transmittal or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through ATOP with any required signature guarantees; and

(3) any other documents required by the letter of transmittal.

Accordingly, the delivery of Exchange Bonds might not be made to all tendering holders at the same time and will depend upon when Outstanding Bonds, book-entry confirmations with respect to Outstanding Bonds and other required documents are received by the exchange agent.

Exchange Agent

The Bank of New York Mellon has been appointed as exchange agent of the exchange offer. The Bank of New York Mellon is also the trustee under the mortgage governing the Outstanding Bonds and the Exchange Bonds. Questions and requests for assistance, in each case, with respect to exchange offer procedures, requests for additional copies of this prospectus or the letter of transmittal, and requests for the notice of guaranteed delivery, as well as all executed letters of transmittal, should be directed to the exchange agent addressed as follows:

By Hand or Overnight Courier or
Registered or Certified Mail:
The Bank of New York Mellon Corporation
Corporate Trust Operations
Reorganization Unit
101 Barclay Street - 7 East
New York, New York 10286
Attn: Mrs. Carolle Montreuil

By Facsimile: (212) 298-1915 (For Eligible Institutions Only) Confirm by Telephone: (212) 815-5920

Delivery to an address other than that listed above, or transmissions of instructions to a facsimile number other than that listed above, will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $50,000. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees, printing and mailing costs, and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Bonds pursuant to the exchange offer. If, however, certificates representing Outstanding Bonds for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Bonds tendered, or if Exchange Bonds are to be delivered to, or issued in the name of, any person other than the registered holder of the Outstanding Bonds, or if tendered Outstanding Bonds are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Bonds pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the Exchange Bonds at the same carrying value as the Outstanding Bonds for which they are exchanged, which is the aggregate principal amount of the tendered Outstanding Bonds as reflected in our accounting records on the date this exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of Exchange Bonds for Outstanding Bonds. We will amortize the expenses incurred in connection with the issuance of the Exchange Bonds over the terms of the Exchange Bonds.

Consequences of Failure to Exchange

If you do not exchange your Outstanding Bonds for Exchange Bonds pursuant to this exchange offer, you will continue to be subject to the restrictions on transfer of the Outstanding Bonds as described in the legend on the Outstanding Bonds. In general, the Outstanding Bonds may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Your participation in this exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your Outstanding Bonds. Please refer to the section in this prospectus entitled "Material United States Federal Income Tax Consequences."

As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Bonds pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your Outstanding Bonds in this exchange offer, you will be entitled to all of the rights and limitations applicable to the Outstanding Bonds under the mortgage, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the right to require us to register your Outstanding Bonds or pay additional interest. To the extent that Outstanding Bonds are tendered and accepted in this exchange offer, the trading market for untendered, or tendered but unaccepted, Outstanding Bonds could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors - If you do not exchange your Outstanding Bonds in the exchange offer, you may be required to hold them indefinitely; in addition, it is likely that there will be an illiquid trading market for the Outstanding Bonds that are not exchanged in the exchange offer."

We may in the future seek to acquire untendered Outstanding Bonds in open market or privately negotiated transactions through subsequent exchange offers or otherwise. However, we have no present plans to acquire any Outstanding Bonds that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered Outstanding Bonds.

Holders of Outstanding Bonds and of Exchange Bonds that remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the mortgage.

DESCRIPTION OF THE EXCHANGE BONDS

General

The Exchange Bonds are to be issued under and secured by our Indenture of Mortgage dated September 1, 1926, as supplemented and modified by the Seventh Supplemental Indenture dated as of May 1, 1946, as further supplemented and modified by the Seventy-Fifth Supplemental Indenture dated as of December 31, 2007, and as further heretofore and as may be from time to time hereafter supplemented and modified by supplemental indentures thereto (the "mortgage"), under which The Bank of New York Mellon is trustee (the "trustee"). The bonds of all series that have been and may be issued under the mortgage, including the Exchange Bonds, are referred to under this caption as "first mortgage bonds." As of September 30, 2008, we had approximately $1,970 million of first mortgage bonds outstanding (of which ETI has assumed approximately $930 million under the debt assumption agreement in connection with the jurisdictional separation).

The statements herein concerning the Exchange Bonds and certain provisions of the mortgage are merely a summary and do not purport to be complete. They are qualified in their entirety by reference to the mortgage for complete statements and for the definitions of various terms and phrases.

Interest, Maturity and Payment

The Exchange Bonds will mature on May 1, 2018 and will be issued in the aggregate principal amount of $375 million. Interest on the Exchange Bonds will accrue at the rate of 6.000% per year and will be calculated on the basis of a 360-day year comprised of twelve 30-day months. We will pay interest on the Bonds on May 1 and November 1of each year, and at maturity, to holders of record at the close of business on the Business Day before each interest payment date. Interest starts to accrue from the last date on which interest was paid on the Outstanding Bonds.

If any interest payment date falls on a day that is not a Business Day, the payment of interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the interest payment date. If the maturity date of the Exchange Bonds or any redemption date falls on a day that is not a Business Day, the payment of principal (and premium, if any) and interest (to the extent payable with respect to the principal amount being redeemed if on a redemption date) will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date or such redemption date.

Form, Denomination and Exchange

The Exchange Bonds will be represented by a global certificate without coupons registered in the name of a nominee of DTC. As long as the Exchange Bonds are registered in the name of DTC or its nominee, we will pay principal, premium, if any, and interest due on the Exchange Bonds to DTC. DTC will then make payment to its Participants (as defined herein) for disbursement to the Beneficial Owners (as defined herein) of the Exchange Bonds. See "-Book-Entry Securities." The Exchange Bonds will be issued in denominations of $1,000 and integral multiples thereof. While the mortgage provides that we may charge up to $2 per bond in connection with exchanges and transfers, it is not our present intention to do so with regard to the Exchange Bonds.

Optional Redemption

We may redeem the Exchange Bonds, in whole or in part, at our option, on not less than 30 days' nor more than 60 days' notice, at any time prior to maturity, at a redemption price equal to the greater of (a) 100% of the principal amount of the Exchange Bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on the Exchange Bonds being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.40% plus accrued interest thereon to the redemption date.

If, at the time notice of redemption is given, the redemption monies are not held by the trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

We may apply cash we deposit under any provision of the mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series including the Exchange Bonds.

Certain Definitions

"Adjusted Treasury Rate" means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Exchange Bonds, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

"Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business.

"Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Exchange Bonds.

"Comparable Treasury Price" means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

"Independent Investment Banker" means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

"Reference Treasury Dealer" means (1) Morgan Stanley & Co. Incorporated, Greenwich Capital Markets, Inc. and Mizuho Securities USA Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

Security

In the opinion of our legal counsel named in the third paragraph under "Legal Matters" herein, the Exchange Bonds will be secured, equally and ratably with all other first mortgage bonds issued and outstanding under the mortgage, by a valid and direct first mortgage lien on all our principal properties (except as stated below), subject only to (i) the prior lien of the trustee for its compensation, expenses and liability, (ii) such easements, leases, contracts, covenants, liens and other encumbrances and defects as are customarily encountered in comparable utility systems and are not of a character that would interfere materially with the use and operation of such properties, (iii) current taxes, (iv) other liens or encumbrances that are of a minor nature and that do not secure the payment of money, and (v) permitted encumbrances on our bondable property, franchises and permits.

The following are excepted from the lien of the mortgage: bills, notes, accounts receivable, cash, contracts, shares of stock, bonds, and notes, other evidences of indebtedness and other securities; merchandise held for sale; materials and supplies; fuel; aircraft, automobiles and trucks, etc.; oil, gas, and other minerals underlying mortgaged lands; office furniture, equipment and supplies; and certain other properties.

The mortgage permits us to acquire bondable property subject to prior liens. The mortgage contains provisions subjecting to the lien thereof all substitutions, replacements, additions, betterments, developments, extensions or enlargements of mortgaged property owned by us on January 1, 2008 except property of the character expressly excepted and subject to certain limitations in cases of mergers and consolidations. To the extent such after-acquired property does not constitute a substitution, replacement, addition, betterment, development, extension or enlargement of mortgaged property owned by us on January 1, 2008, we may elect (but are not required) to subject such after-acquired property to the lien of the mortgage.

Property Subject to Prior Liens

Property subject to any prior lien cannot constitute property additions for use as a basis for action or credit under the mortgage, unless such lien is established as a refundable lien and (i) the principal amount of the outstanding indebtedness secured by such prior lien will not exceed 60% of the amount of the property subject thereto, (ii) the total principal amount of the prior lien indebtedness to be outstanding will not exceed 15% of the total principal amount of the first mortgage bonds then outstanding and first mortgage bonds which we would then be entitled to have authenticated and delivered, and (iii) the principal amount of prior lien indebtedness being established as refundable will not exceed 60% of available net additions.

Issuance of Additional First Mortgage Bonds

Additional first mortgage bonds ranking equally and ratably with the Exchange Bonds may be issued under the mortgage, subject to the limitation that the aggregate principal amount of first mortgage bonds at any one time outstanding shall not exceed $100 billion. Such additional first mortgage bonds may be authenticated and delivered (i) in an aggregate principal amount not exceeding 60% of available net additions, (ii) against the deposit of cash with the trustee, and (iii) against the retirement of first mortgage bonds and/or refundable indebtedness. Cash deposited with the trustee pursuant to clause (ii) above may be withdrawn to the extent of 60% of available net additions or 100% of available debt retirements of first mortgage bonds or refundable indebtedness.

As of September 30, 2008, we had approximately $781 million of available debt retirements, entitling us to issue approximately $515 million in principal amount of first mortgage bonds on the basis of available debt retirements without an earnings coverage test, and we had approximately $2,420 million of available net additions, entitling us to issue approximately $1,452 million in principal amount of first mortgage bonds on the basis of available net additions.

As a condition to the authentication and delivery of additional first mortgage bonds, except on the basis of retirements of first mortgage bonds or refundable indebtedness in certain cases, net earnings available for interest for twelve consecutive months within the fifteen months immediately preceding the calendar month in which application for authentication and delivery of the first mortgage bonds is made must have been at least twice the aggregate amount of the annual interest charges upon the outstanding first mortgage bonds, the first mortgage bonds then applied for, and any indebtedness to be outstanding secured by prior liens. Based upon the results of our operations for the twelve months ended September 30, 2008, if we were to make an application for authentication and delivery of first mortgage bonds as of the date of this prospectus, we could issue approximately $827 billion in principal amount of first mortgage bonds, in addition to the amount of first mortgage bonds then outstanding (assuming an interest rate of 7% for additional first mortgage bonds). Bonds in a greater amount may also be issued for the refunding of outstanding first mortgage bonds.

Release and Substitution of Property

Properties subject to the lien of the mortgage may be released against (i) the deposit of cash or, within certain limits, purchase money obligations and, in certain cases, governmental or municipal obligations; (ii) the deposit of the proceeds under a prior lien; (iii) available net additions; and (iv) available debt retirements of first mortgage bonds or refundable indebtedness. No prior notice to bondholders is required in connection with releases but subsequent reports are required in certain cases. In the event of the sale, taking or release of all or substantially all of our bondable property not subject to any nonrefundable prior lien, the proceeds must be applied to the purchase or redemption of first mortgage bonds or refundable indebtedness.

No Sinking Fund

The Exchange Bonds are not subject to redemption under any sinking fund, maintenance and improvement fund or similar fund.

Trustee

At stated intervals of not more than 12 months, the trustee is required to report to the holders of the first mortgage bonds certain events, if any have occurred, including any change in its eligibility or qualifications and, if the first mortgage bonds are in default, the creation of or any change in its relationship to us which constitutes a conflicting interest. In certain cases the trustee is required to share the benefit of payments received as a creditor within three months prior to default. From time to time, we may maintain deposit accounts with, and borrow funds from, the trustee. The holders of a majority of the aggregate principal amount of the first mortgage bonds may require the trustee to take certain action under the mortgage, including the enforcement of the lien thereof, as further described under "-Defaults and Notice Thereof" below. Before acting, among other conditions, the trustee may require indemnification satisfactory to it.

Defaults and Notice Thereof

An event of default is defined as a default in payment of principal of, or premium, if any, when due; a default for 30 days in payment of interest after due; a default for 60 days in satisfaction of sinking and improvement fund obligations; a default under the covenants, conditions and agreements contained in the mortgage on our part for 90 days after notice by the trustee or the holders of 15% of the aggregate principal amount of the outstanding first mortgage bonds; and certain events in bankruptcy, insolvency, receivership or reorganization proceedings.

We are required to deliver annually to the trustee an officers' certificate stating whether or not, to the best of the knowledge of the signers, any default exists. The trustee is required to give certain notice to the holders of the first mortgage bonds after the occurrence of a default, if not cured, but the trustee is protected in withholding notice of defaults other than in the payment of principal, interest, or sinking and improvement fund or purchase fund installments, if it determines in good faith that the withholding of notice is in the interests of the holders of the first mortgage bonds.

Anything in the mortgage to the contrary notwithstanding, the right of any holder of any first mortgage bond to receive payment of the principal of and interest on the holder's first mortgage bond on or after the due date thereof as therein expressed or to institute suit for the enforcement of the payment on or after the due date is absolute and unconditional and will not be impaired or affected without the consent of the holder. Moreover, under most circumstances, the holders of a majority in aggregate principal amount of the first mortgage bonds then outstanding have the right to require the trustee to proceed to enforce the lien of the mortgage and direct and control the time, method and place of conducting any and all proceedings authorized by the mortgage for any sale of the trust estate, the foreclosure of the mortgage, or any other action or proceeding thereunder instituted by the trustee. The holders of not less than 75% of the aggregate principal amount of the first mortgage bonds outstanding, including not less than 60% of each series of such first mortgage bonds outstanding, may waive any past default, except for a default in the payment of principal of, premium, if any, or interest on the first mortgage bonds.

Satisfaction and Discharge

If we should pay or provide for payment of the entire indebtedness on all first mortgage bonds as provided in the mortgage and should pay all other sums due and payable thereunder and should so request, the trustee will acknowledge satisfaction of the mortgage and surrender the trust estate (other than cash for the payment of first mortgage bonds) to us.

Modification or Amendment of Mortgage

The mortgage and both our rights and obligations and those of the holders of the first mortgage bonds may be modified with the consent of the holders of not less than 75% in aggregate principal amount of the outstanding first mortgage bonds, including not less than 60% of each series affected, but no such modification shall (a) extend the maturity of any of the first mortgage bonds or reduce the rate or extend the time of payment of interest thereon or reduce the amount of principal thereof, or reduce any premium payable on the redemption thereof, without the consent of the holder of each first mortgage bond so affected; (b) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the mortgage, without the consent of the holders of all of the first mortgage bonds then outstanding; or (c) reduce the percentage of holders of first mortgage bonds required to approve any such supplemental indenture, without the consent of the holders of all of the first mortgage bonds then outstanding.

Merger and Sale of Assets

The mortgage provides that we may consolidate with or merge into any other corporation or sell, convey, transfer or lease, subject to the lien of the mortgage, all of the trust estate as, or substantially as, an entirety to any corporation lawfully entitled to acquire or lease and operate the same, provided, among other things, that such action shall be upon such terms as do not in any respect impair the lien and security of the mortgage, and that the corporation resulting from such merger or consolidation or into or with which we are merged or the corporation that shall have received our properties and assets, shall assume by a supplemental indenture the due and punctual payment of the principal of and interest on all the first mortgage bonds and the performance of the covenants and conditions for us to keep or perform.

Book-Entry Securities

DTC will act as securities depository for the Exchange Bonds. The Exchange Bonds will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered bond certificate will be issued representing the Exchange Bonds, in the aggregate principal amount of the Exchange Bonds, and will be deposited with DTC or its custodian.

DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the Exchange Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Exchange Bonds on DTC's records. The ownership interest of each actual purchaser of each Exchange Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Exchange Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Exchange Bonds, except in the event that use of the book-entry system for the Exchange Bonds is discontinued.

To facilitate subsequent transfers, all Exchange Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Exchange Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Exchange Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Exchange Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the Exchange Bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Exchange Bonds, such as redemptions, tenders, defaults, and proposed amendments to the mortgage. For example, Beneficial Owners of the Exchange Bonds may wish to ascertain that the nominee holding the Exchange Bonds for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the trustee and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the Exchange Bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the Exchange Bonds to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Exchange Bonds unless authorized by a Direct Participant in accordance with DTC's MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Exchange Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, principal payments, interest payments, and any premium payments on the Exchange Bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal payments, interest payments, and any premium payments on the Exchange Bonds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of either the trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its Exchange Bonds purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such Exchange Bonds by causing the Direct Participant to transfer the Participant's interest in the Exchange Bonds, on DTC's records, to the tender or remarketing agent. The requirement for physical delivery of Exchange Bonds in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Exchange Bonds are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered Exchange Bonds to the tender or remarketing agent's DTC account.

DTC may discontinue providing its services as depository with respect to the Exchange Bonds at any time by giving reasonable notice to the trustee or us. Under such circumstances, in the event that a successor depository is not obtained, Exchange Bond certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository) with respect to the Exchange Bonds. In that event, Exchange Bond certificates will be printed and delivered to DTC.

A Beneficial Owner will not be entitled to receive physical delivery of the Exchange Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Exchange Bonds.

PLAN OF DISTRIBUTION

As discussed under "The Exchange Offer" in this prospectus, based on interpretations by the staff of the SEC set forth in no-action letters issued to other companies, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker-dealer registered under the Exchange Act that purchases Outstanding Bonds or Exchange Bonds from us to resell pursuant to Rule 144A under the Securities Act or any other exemption, that acquires the Exchange Bonds in the ordinary course of business and that is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in, the distribution of the Outstanding Bonds or Exchange Bonds will be allowed to resell the Exchange Bonds to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Bonds a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Bonds in this exchange offer for the purpose of distributing or participating in a distribution of the Exchange Bonds, such holder cannot rely on the position of the staff enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993, or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Bonds obtained by such holder in exchange for Outstanding Bonds acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

As contemplated by the above no-action letters and the registration rights agreement, each holder accepting this exchange offer is required to represent to us in the letter of transmittal that:

(i) any Outstanding Bonds being exchanged and the Exchange Bonds to be received have been or will be acquired in the ordinary course of its business;

(ii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Bonds;

(iii) it is not an "affiliate" (as defined in Rule 405 of the Securities Act or any successor rule thereunder) of ours, or, if it is an affiliate of ours, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(iv) #9; if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Bonds; and

(v) if it is a participating broker-dealer that will receive Exchange Bonds for its own account in exchange for Outstanding Bonds that were acquired as a result of market-making activities or other trading activities, it acknowledges that in connection with any resale of such Exchange Bonds, it will deliver a prospectus meeting the requirements of the Securities Act and containing a plan of distribution with respect to any such resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Outstanding Bonds where such Outstanding Bonds were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the sooner of one year after the consummation of the exchange offer and the date on which all participating broker-dealers have sold all Exchange Bonds held by them, unless such period is extended pursuant to the registration rights agreement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, dealers effecting transactions in Exchange Bonds may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Bonds by broker-dealers. Exchange Bonds received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Bonds. Any broker-dealer that resells Exchange Bonds that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such Exchange Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Bonds and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Outstanding Bonds (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

There is presently no trading market for the Exchange Bonds, and there is no assurance that a market will develop since we do not intend to apply for listing of the Exchange Bonds on a national securities exchange or on the Nasdaq Stock Market.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of exchanging Outstanding Bonds for Exchange Bonds and of the ownership and disposition of the Exchange Bonds as of the date hereof. Except where noted, it deals only with Exchange Bonds held as capital assets within the meaning of Code section 1221, and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, persons holding Exchange Bonds as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United States citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who purchased Outstanding Bonds other than pursuant to their initial issuance and distribution, and who acquire Exchange Bonds other than in the exchange offer. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or, unless otherwise specified, under any applicable tax treaties.

Morgan, Lewis & Bockius LLP is of the opinion that, subject to the qualifications and limitations set forth herein, the statements of law and legal conclusions contained in this discussion under the heading "Material United States Federal Income Tax Consequences" constitute an accurate description of the material U.S. federal income tax consequences of exchanging Outstanding Bonds for Exchange Bonds and purchasing, owning or disposing of Exchange Bonds. Morgan, Lewis & Bockius LLP has not undertaken any responsibility to, and has not, independently verified the accuracy of such factual information. The statements of law and legal conclusions contained herein are based upon such counsel's interpretation of the Code, existing and proposed U.S. Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations. We cannot assure you that the U.S. Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of exchanging Outstanding Bonds for Exchange Bonds or purchasing, owning or disposing of Exchange Bonds. While such statements and conclusions represent the legal judgment of Morgan, Lewis & Bockius LLP, such judgment is not binding in any manner upon the IRS or the courts.

AS A PROSPECTIVE HOLDER OF EXCHANGE BONDS, YOU ARE ADVISED TO CONSULT WITH YOUR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR OWNERSHIP AND DISPOSITION OF EXCHANGE BONDS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

As used herein, a "United States Holder" means a beneficial owner of Outstanding Bonds or Exchange Bonds that is:

    an individual U.S. citizen or resident alien;

    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

    an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    a trust, if (a) a court within the U.S. can exercise primary supervision over the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has made an election under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term "Non-United States Holder" means a beneficial owner of Outstanding Bonds or Exchange Bonds that is not a United States Holder.

If a partnership (or an entity or an arrangement treated as a partnership for U.S. federal income tax purposes) holds Exchange Bonds, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding Outstanding Bonds, we suggest that you consult your tax advisors.

Exchange of Outstanding Bonds for Exchange Bonds

An exchange of Outstanding Bonds for Exchange Bonds in the exchange offer will not constitute a taxable exchange of the Outstanding Bonds for United States federal income tax purposes. Rather, the Exchange Bonds will be treated as a continuation of the Outstanding Bonds. As a result, you will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of your Outstanding Bonds for Exchange Bonds, and you will have the same tax basis and holding period in your Exchange Bonds as you had in your Outstanding Bonds immediately before the exchange.

United States Holders

Payments of Interest

Stated interest on Exchange Bonds will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

Sale, Exchange and Retirement of Exchange Bonds

Upon the sale, exchange or retirement of Exchange Bonds (including a deemed disposition for United States federal income tax purposes), a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement, other than amounts attributable to accrued but unpaid interest, and (ii) the holder's adjusted tax basis in the Exchange Bonds. The holder's adjusted tax basis in the Exchange Bonds will be, in general, its initial purchase price for the Outstanding Bonds it is exchanging. The gain or loss upon the sale, exchange or retirement of the Exchange Bonds will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the Exchange Bonds are treated as having been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations.

Non-United States Holders

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of interest on the Exchange Bonds made to a Non-United States Holder:

    that does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the U.S. Treasury Regulations;

    is not a controlled foreign corporation described in the Code that is related to us through stock ownership; and

    is not a bank described in the Code whose receipt of interest on the Exchange Bonds is pursuant to a loan agreement entered into in the ordinary course of business.

In each case, (1) the Non-United States Holder must provide its name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that it is not a U.S. person, (2) a securities clearing organization, bank or other financial institution holding the Exchange Bonds on a Non-United States Holder's behalf must certify, under penalties of perjury, that it has received an IRS Form W-8BEN from the holder and must provide us with a copy, or (3) a Non-United States Holder must hold its Exchange Bonds through a "qualified intermediary," and the qualified intermediary must have sufficient information in its files indicating that the holder is not a United States Holder. A qualified intermediary is a bank, broker or other intermediary that is acting out of a non-U.S. branch or office and has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

If a Non-United States Holder cannot satisfy the requirements described above, payments of interest made to it will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or a reduction of withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI stating that interest paid on the Exchange Bonds is not subject to withholding tax because it is effectively connected with the holder's conduct of a trade or business in the United States (and, if a tax treaty applies, because it is attributable to a fixed base or permanent establishment that the holder has in the United States).

We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that a statement on the form is false.

U.S. Federal Income Tax

If a Non-United States Holder is engaged in a trade or business in the United States and interest on the Exchange Bonds is effectively connected with the conduct of that trade or business (and, if a tax treaty applies, is attributable to a fixed base or permanent establishment that the holder has in the United States), the holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if the holder were a U.S. person as defined under the Code and the 30% withholding tax on interest will not apply provided that the appropriate certification is furnished. In addition, if a Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits, including earnings and profits from an investment in the Exchange Bonds, that are effectively connected with the conduct by you of a trade or business in the U.S. (and, if a tax treaty applies, that are attributable to a permanent establishment that you have in the U.S.) and that are deemed repatriated.

Any gain realized on the sale, exchange, redemption or other disposition of the Exchange Bonds generally will not be subject to U.S. federal income tax unless:

    that gain is effectively connected with the conduct of a trade or business in the United States by the holder (and, if a tax treaty applies, the gain is attributable to a permanent establishment or fixed place of business that the holder has in the U.S.); or

    the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are satisfied (unless an applicable tax treaty provides otherwise).

A Non-United States Holder subject to U.S. federal income tax under the first bullet point above will be taxed on a net income basis in the same manner as if the holder was a U.S. person as defined under the Code. In addition, if a Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax as explained above. Holders subject to U.S. federal income tax under the second bullet point above will be taxed on the net gain at a 30% rate.

Information Reporting and Backup Withholding

Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of, Exchange Bonds are subject to information reporting unless the holder establishes an exemption.

Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of, Exchange Bonds may be subject to "backup withholding" tax if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the holder's securities broker) on IRS Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the IRS notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return. Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

Backup withholding will not apply to payments of principal and interest on the Exchange Bonds made to Non-United States Holders if the certification described under "U.S. Federal Withholding Tax" above is duly provided or a holder otherwise qualifies for an exemption (provided that neither we nor our agent know or have reason to know that the holder is a U.S. person or that any condition of an exemption is not in fact satisfied).

The payment of the proceeds of the disposition of Exchange Bonds made to a Non-United States Holder to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the certification described under "U.S. Federal Withholding Tax" above is duly provided or the holder otherwise qualifies for an exemption. The proceeds of a disposition effected outside the United States by a Non-United States Holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50 percent of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge or reason to know to the contrary or unless the holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the IRS.

EXPERTS

The financial statements, the related financial statement schedule, incorporated in this prospectus by reference from Entergy Gulf States Louisiana, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Entergy Gulf States Louisiana, L.L.C.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph regarding the effects of the distribution of certain assets and liabilities to Entergy Texas, Inc. as part of a jurisdictional separation plan and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the Exchange Bonds will be passed upon for us by Mark G. Otts, Senior Counsel - Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, as to matters of Louisiana law, and by Morgan, Lewis & Bockius LLP, New York, New York as to matters of New York law. Morgan, Lewis & Bockius LLP may rely on the opinion of Mark G. Otts as to matters of Louisiana law relevant to its opinion.

All matters pertaining to our organization and to franchises, titles to property and the lien of the mortgage under Louisiana law will be passed upon for us by Mark G. Otts, Esq.

The statements as to matters of law and legal conclusions made under "Description of the Exchange Bonds-Security" in this prospectus have been reviewed by Mark G. Otts, Esq. and are set forth herein in reliance upon his opinion, and upon his authority as an expert.

The statements as to matters of law and legal conclusions made under "Material United States Federal Income Tax Consequences" in this prospectus have been reviewed by Morgan, Lewis & Bockius LLP and are set forth herein in reliance upon their opinion and upon their authority as experts.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Entergy Gulf States Louisiana, L.L.C. (the "Company") has insurance covering its expenditures that might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. Directors and officers of the Company also have insurance that insures them against certain other liabilities and expenses. The limited liability company laws of Louisiana permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933 (the "Securities Act"), and under the Company's Articles of Organization and Operating Agreement. Its officers and directors may generally be indemnified to the full extent of such laws.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits
Number	Description of Exhibit
*3.01	Articles of Organization of Entergy Gulf States Louisiana, L.L.C. effective December 31, 2007 (filed as Exhibit 3(i) to the Form 8-K in 333-148557).
*3.02	Operating Agreement of Entergy Gulf States Louisiana, L.L.C. effective December 31, 2007, and as presently in effect (filed as Exhibit 3(ii) to the Form 8-K in 333-148557).
*4.01

Indenture of Mortgage, dated September 1, 1926, as amended by certain Supplemental Indentures (B-a-I-1 in Registration No. 2-2449 (Mortgage); 7-A-9 in Registration No. 2-6893 (Seventh); B to Form 8-K dated September 1, 1959 (Eighteenth); B to Form 8-K dated February 1, 1966 (Twenty-second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-K dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth); 2-A-8 in Registration No. 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the year ended December 31, 1984 in 1-27031 (Forty-eighth); 4-2 to Form 10-K for the year ended December 31, 1988 in 1-27031 (Fifty-second); 4 to Form 10-K for the year ended December 31, 1991 in 1-27031 (Fifty-third); 4 to Form 8-K dated July 29, 1992 in 1-27031 (Fifth-fourth); 4 to Form 10-K dated December 31, 1992 in 1-27031 (Fifty-fifth); 4 to Form 10-Q for the quarter ended March 31, 1993 in 1-27031 (Fifty-sixth); 4-2 to Amendment No. 9 to Registration No. 2-76551 (Fifty-seventh); 4(b) to Form 10-Q for the quarter ended March 31,1999 in 1-27031 (Fifty-eighth); A-2(a) to Rule 24 Certificate dated June 23, 2000 in 70-8721 (Fifty-ninth); A-2(a) to Rule 24 Certificate dated September 10, 2001 in 70-9751 (Sixtieth); A-2(b) to Rule 24 Certificate dated November 18, 2002 in 70-9751 (Sixty-first); A-2(c) to Rule 24 Certificate dated December 6, 2002 in 70-9751 (Sixty-second); A-2(d) to Rule 24 Certificate dated June 16, 2003 in 70-9751 (Sixty-third); A-2(e) to Rule 24 Certificate dated June 27, 2003 in 70-9751 (Sixty-fourth); A-2(f) to Rule 24 Certificate dated July 11, 2003 in 70-9751 (Sixty-fifth); A-2(g) to Rule 24 Certificate dated July 28, 2003 in 70-9751 (Sixty-sixth); A-3(i) to Rule 24 Certificate dated November 4, 2004 in 70-10158 (Sixty-seventh); A-3(ii) to Rule 24 Certificate dated November 23, 2004 in 70-10158 (Sixty-eighth); A-3(iii) to Rule 24 Certificate dated February 16, 2005 in 70-10158 (Sixty-ninth); A-3(iv) to Rule 24 Certificate dated June 2, 2005 in 70-10158 (Seventieth); A-3(v) to Rule 24 Certificate dated July 21, 2005 in 70-10158 (Seventy-first); A-3(vi) to Rule 24 Certificate dated October 7, 2005 in 70-10158 (Seventy-second); A-3(vii) to Rule 24 Certificate dated December 19, 2005 in 70-10158 (Seventy-third); 4(a) to Form 10-Q for the quarter ended March 31, 2006 in 1-27031 (Seventy-fourth); 4(iv) to Form 8-K15D5 dated January 7, 2008 in 333-148557 (Seventy-fifth); and 4(a) to Form 10-Q for the quarter ended June 30, 2008 in 333-148557 (Seventy-sixth)).

**4.02	Registration Rights Agreement dated as of May 16, 2008, among Entergy Gulf States Louisiana, L.L.C., Morgan Stanley & Co. Incorporated, Greenwich Capital Markets, Inc. and Mizuho Securities USA Inc.
5.01	Opinion of Mark G. Otts as to legality of the Exchange Bonds.
5.02	Opinion of Morgan, Lewis & Bockius LLP as to legality of the Exchange Bonds.
8.01	Opinion of Morgan, Lewis & Bockius LLP as to federal income tax matters (included in Exhibit 5.02 hereto).
*12.01	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(b) to the Form 10-K of Entergy Gulf States Louisiana, L.L.C. for the year ended December 31, 2007 in 333-148557).
*12.02

Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(b) to the Form 10-Q of Entergy Gulf States Louisiana, L.L.C. for the quarter ended September 30, 2008 in 333-148557).

23.01	Consent of Deloitte & Touche LLP.
23.02	Consent of Mark G. Otts (included in Exhibit 5.01 hereto).
23.03	Consent of Morgan, Lewis & Bockius LLP (included in Exhibits 5.02 and 8.01 hereto).
**24.01	Power of Attorney (included on p. 36 of the Registration Statement filed on September 29, 2008 in this file).
**25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon, Trustee under the Indenture of Mortgage.
**99.01	Form of Letter of Transmittal.
**99.02	Form of Notice of Guaranteed Delivery.
**99.03	Form of Instruction to Registered Holder and/or Participant of the Book-Entry Transfer Facility.

_________________
*Incorporated by reference herein.
**Previously filed herein.

(b) Financial Statement Schedules

None

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on November 17, 2008.

ENTERGY GULF STATES LOUISIANA, L.L.C.

By:	/s/ Steven C. McNeal Steven C. McNeal Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Theodore H. Bunting, Jr., Steven C. McNeal, and Frank Williford, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

* E. Renae Conley	Director, President and Chief Executive Officer (Principal Executive Officer)	November 17, 2008

* Jay A. Lewis	Vice President and Chief Financial Officer - Utility Operations Group (Principal Financial Officer)	November 17, 2008

* Theodore H. Bunting, Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 17, 2008

* Leo P. Denault	Director	November 17, 2008

* Mark T. Savoff	Director	November 17, 2008

* Gary J. Taylor	Director	November 17, 2008
* /s/ Steven C. McNeal Steven C. McNeal Attorney-in-fact November 17, 2008

EXHIBIT INDEX

Number	Description of Exhibit
*3.01	Articles of Organization of Entergy Gulf States Louisiana, L.L.C. effective December 31, 2007 (filed as Exhibit 3(i) to the Form 8-K in 333-148557).
*3.02	Operating Agreement of Entergy Gulf States Louisiana, L.L.C. effective December 31, 2007, and as presently in effect (filed as Exhibit 3(ii) to the Form 8-K in 333-148557).
*4.01

Indenture of Mortgage, dated September 1, 1926, as amended by certain Supplemental Indentures (B-a-I-1 in Registration No. 2-2449 (Mortgage); 7-A-9 in Registration No. 2-6893 (Seventh); B to Form 8-K dated September 1, 1959 (Eighteenth); B to Form 8-K dated February 1, 1966 (Twenty-second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-K dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth); 2-A-8 in Registration No. 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the year ended December 31, 1984 in 1-27031 (Forty-eighth); 4-2 to Form 10-K for the year ended December 31, 1988 in 1-27031 (Fifty-second); 4 to Form 10-K for the year ended December 31, 1991 in 1-27031 (Fifty-third); 4 to Form 8-K dated July 29, 1992 in 1-27031 (Fifth-fourth); 4 to Form 10-K dated December 31, 1992 in 1-27031 (Fifty-fifth); 4 to Form 10-Q for the quarter ended March 31, 1993 in 1-27031 (Fifty-sixth); 4-2 to Amendment No. 9 to Registration No. 2-76551 (Fifty-seventh); 4(b) to Form 10-Q for the quarter ended March 31,1999 in 1-27031 (Fifty-eighth); A-2(a) to Rule 24 Certificate dated June 23, 2000 in 70-8721 (Fifty-ninth); A-2(a) to Rule 24 Certificate dated September 10, 2001 in 70-9751 (Sixtieth); A-2(b) to Rule 24 Certificate dated November 18, 2002 in 70-9751 (Sixty-first); A-2(c) to Rule 24 Certificate dated December 6, 2002 in 70-9751 (Sixty-second); A-2(d) to Rule 24 Certificate dated June 16, 2003 in 70-9751 (Sixty-third); A-2(e) to Rule 24 Certificate dated June 27, 2003 in 70-9751 (Sixty-fourth); A-2(f) to Rule 24 Certificate dated July 11, 2003 in 70-9751 (Sixty-fifth); A-2(g) to Rule 24 Certificate dated July 28, 2003 in 70-9751 (Sixty-sixth); A-3(i) to Rule 24 Certificate dated November 4, 2004 in 70-10158 (Sixty-seventh); A-3(ii) to Rule 24 Certificate dated November 23, 2004 in 70-10158 (Sixty-eighth); A-3(iii) to Rule 24 Certificate dated February 16, 2005 in 70-10158 (Sixty-ninth); A-3(iv) to Rule 24 Certificate dated June 2, 2005 in 70-10158 (Seventieth); A-3(v) to Rule 24 Certificate dated July 21, 2005 in 70-10158 (Seventy-first); A-3(vi) to Rule 24 Certificate dated October 7, 2005 in 70-10158 (Seventy-second); A-3(vii) to Rule 24 Certificate dated December 19, 2005 in 70-10158 (Seventy-third); 4(a) to Form 10-Q for the quarter ended March 31, 2006 in 1-27031 (Seventy-fourth); 4(iv) to Form 8-K15D5 dated January 7, 2008 in 333-148557 (Seventy-fifth); and 4(a) to Form 10-Q for the quarter ended June 30, 2008 (Seventy-sixth)).

**4.02	Registration Rights Agreement dated as of May 16, 2008, among Entergy Gulf States Louisiana, L.L.C., Morgan Stanley & Co. Incorporated, Greenwich Capital Markets, Inc. and Mizuho Securities USA Inc.
5.01	Opinion of Mark G. Otts as to legality of the Exchange Bonds.
5.02	Opinion of Morgan, Lewis & Bockius LLP as to legality of the Exchange Bonds.
8.01	Opinion of Morgan, Lewis & Bockius LLP as to federal income tax matters (included in Exhibit 5.02 hereto).
*12.01	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(b) to the Form 10-K of Entergy Gulf States Louisiana, L.L.C. for the year ended December 31, 2007 in 333-148557).
*12.02

Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(b) to the Form 10-Q of Entergy Gulf States Louisiana, L.L.C. for the quarter ended September 30, 2008 in 333-248557).

23.01	Consent of Deloitte & Touche LLP.
23.02	Consent of Mark G. Otts (included in Exhibit 5.01 hereto).
23.03	Consent of Morgan, Lewis & Bockius LLP (included in Exhibits 5.02 and 8.01 hereto).
**24.01	Power of Attorney (included on p. 36 of the Registration Statement filed on September 29, 2008 in this file).
**25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon, Trustee under the Indenture of Mortgage.
**99.01	Form of Letter of Transmittal.
**99.02	Form of Notice of Guaranteed Delivery.
**99.03	Form of Instruction to Registered Holder and/or Participant of the Book-Entry Transfer Facility.

___________________
*Incorporated by reference herein.
** Previously filed herein.